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                                 NEWS RELEASE


For More Information, Call 713/466-8300               For Release March 23, 2001
Eugene Putnam, Jr.


               STERLING BANCSHARES CLOSES CAMINOREAL ACQUISITION


HOUSTON - March 23, 2001 - Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has completed the acquisition of CaminoReal Bancshares of Texas. CaminoReal Bancshares, with approximately $290 million in assets, is the bank holding company of CaminoReal Bank, NA, which operates four banking offices in San Antonio and four banking offices in the south Texas cities of Eagle Pass, Carrizo Springs, Crystal City and Pearsall. Full integration with Sterling operations is planned to occur in the second quarter of 2001.

The cash acquisition was financed in part by the proceeds from the recent issuance of $28.75 million of 9.20% cumulative Trust Preferred Securities by Sterling Bancshares Capital Trust II, a subsidiary of Sterling Bancshares. The securities were underwritten and sold by Legg Mason Wood Walker and Stifel, Nicolaus & Company.

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $2.2 billion that operates community banking offices in the Houston, San Antonio and Dallas markets. Sterling's common stock is traded through the NASDAQ National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the Company's web site at http://www.banksterling.com.


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